EXHIBIT 23 - CONSENT OF VALUATION FIRM

CONSENT OF VALUATION FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149111, No. 333-140468, No. 333-131848, No. 333-123606, No. 333-112483, No. 333-83014, No. 333-95615, No. 333-17725, No. 333-05125, No. 33-69782, No. 33-44481, No. 33-33535, No. 333-52844, No. 333-69955, No. 333-07347, and No. 333-55816) of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of March 31, 2009, which appears in this quarterly report on Form 10-Q.

/s/ Houlihan Smith & Company, Inc.

May 6, 2009